UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 18, 2013
Date of Report

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2665 S. Bayshore Drive, Suite 301 Miami, Florida 33133

Tel: 786-265-1840
(Registrant's Telephone Number)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Asset Purchase Agreement

Effective on October 15, 2013, the Company, Utiba Pte Ltd (“Utiba”), Alternet Transaction Systems Inc. ( “ATS”) and Utiba Guatemala S.A. (a wholly owned subsidiary of ATS, “Utiba Guatemala”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) in order to effect the sale by ATS of all of its business and assets to Utiba, as described below. Consummation of the transactions set out in the APA are conditions upon the approval of the shareholders of the Company.

The Company operates its mobile financial services sales business through ATS, a Florida corporation, as a joint venture entity currently owned 51% by the Company and 49% by Utiba, and which does business as Utiba Americas

Utiba is a software developer and professional services provider of a mobile financial services software for the telecommunications, banking and financial services industry.

The shareholders of Utiba (the “Utiba Sellers”) have also agreed to sell the entire issued share capital of Utiba.

Overview of the ATS Transaction and Consideration Payable

The transaction, which is subject to the approval of the shareholders of the Company, involves the following components:

1.

The sale pursuant to the Asset Purchase Agreement (as defined below) by ATS of substantially all of its business and assets to Utiba (including the assumption by Utiba of certain liabilities related to such business and assets), in consideration for up to $2,100,000 in cash (the "Cash Purchase Price") subject to certain adjustments related to certain net receivables or liabilities, as the case may be, and reduction to the extent of certain tax liabilities of ATS. The amount of $300,000 of the Cash Purchase Price will be held back to cover certain claims that may be made under the indemnification provisions of the Asset Purchase Agreement.

2.

The entry by the Company into a non-compete covenant in favor of Utiba and its affiliates in the mobile payment, top up and mobile financial services industry for a period of 36 months, in consideration for a payment in cash on closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”) of $2,200,000;

3.	The release by the Company of Utiba from all its obligations under the ATS Shareholders Agreement, in consideration for a payment in cash on Closing of $200,000;

4.

As additional contingent consideration, the Utiba Sellers have agreed that an amount of up to $2,000,280 (the “Maximum Earn-Out Payment”) that is earned by them under the earn-out provisions contained in the share purchase agreement pursuant to which the Utiba Sellers will sell the entire issued share capital of Utiba shall be paid directly to ATS as additional consideration; and

5.	Upon Closing, Utiba shall transfer its 49% interest in ATS to the Company so that the Company will own 100% of ATS after Closing.

The maximum aggregate consideration, including contingent earn-out consideration that ATS and the Company may realize in connection with the ATS Transaction is approximately $6,500,000. The consideration payable under the Asset Purchase Agreement is subject to adjustment and certain deductions.

The Scheduling of a Shareholders Meeting to Vote on Whether to Approve the Transaction

The Company will be filing Preliminary Proxy Statement and notice of Meeting of Shareholders very shortly and will schedule a Shareholders Meeting to vote on whether to approve the transaction promptly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNET SYSTEMS, INC.
By: /s/ Henryk Dabrowski
Henryk Dabrowski, CEO and Director
Dated: November 19, 2013